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                                                                    Exhibit 10.1




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                                    AGREEMENT

                                       FOR

                                PURCHASE AND SALE

                              OF ASSETS RELATING TO

                              AVC(TM) PRODUCT LINE

                                 BY AND BETWEEN

                                  NOVAVAX, INC.

                                       AND

                           KING PHARMACEUTICALS, INC.

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                                TABLE OF CONTENTS


ARTICLE 1 CONVEYANCE OF ASSETS; OTHER AGREEMENTS..........................1
   1.01     Assets to be Conveyed.........................................1
   1.02     Purchase Price................................................2
   1.03     Payment.......................................................2
   1.04     Existing Inventory of Products................................2
   1.05     Closing.......................................................2
   1.06     Delivery of Documents.........................................3
   1.07     Conveyance of Assets and Inventory............................3
   1.08     Scope of Novavax's Rights.....................................3
   1.09     Supply Agreement..............................................5
   1.10     Taxes.........................................................5
   1.11     Assumed Liabilities...........................................6
   1.12     Access to Information.........................................6

ARTICLE 2 ACCOUNTS RECEIVABLE AND RETURNED GOODS..........................6
   2.01     Pre-closing Accounts Receivable...............................6
   2.02     Post-closing Accounts Receivable..............................6
   2.03     Returned Goods................................................7
   2.04     Contingent Payment............................................7

ARTICLE 3 REGULATORY MATTERS..............................................8
   3.01     Filings With FDA Regarding Transfer of NDAs...................8
   3.02     Responsibility for the Products...............................8
   3.03     FDA Annual Reports and Adverse Event Report...................9
   3.04     Regulatory and Medical Affairs................................9
   3.05     Rebates for Amounts Paid Under Government Programs............9
   3.06     Non-territory New Drug Applications and Sales.................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.................................10
   4.01     Representations and Warranties of King.......................10
   4.02     Representations and Warranties of Novavax....................13
   4.03     Survival of Representations and Warranties...................15
   4.04     Certain Limitations..........................................15

ARTICLE 5 INDEMNIFICATION................................................15
   5.01     Indemnification by King......................................15
   5.02     Indemnification by Novavax...................................16
   5.03     Payments.....................................................17
   5.04     Conduct of Litigation........................................17

ARTICLE 6 MISCELLANEOUS..................................................18
   6.01     Entire Agreement.............................................18
   6.02     Counterparts.................................................18
   6.03     Brokerage and Other Commissions..............................18



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   6.04     Notices......................................................18
   6.05     Assignment...................................................19
   6.06     Governing Law................................................20
   6.07     Headings.....................................................20
   6.08     Expenses.....................................................20
   6.09     Successors and Assigns.......................................20
   6.10     Agreement to Take Necessary and Desirable Actions............20
   6.11     No Implied Waiver............................................20
   6.12     Force Majeure................................................20
   6.13     Confidentiality..............................................21
   6.14     Relationship.................................................21
   6.15     Severability.................................................21
   6.16     Press Release................................................21
   6.17     Affiliates...................................................21
   6.18     Waiver of Bulk Sales.........................................22
   6.19     Exhibits and Schedules.......................................22
   6.20     Interpretation...............................................22



SCHEDULES
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Schedule 1        List of Products
Schedule 1.01(a)  Tradenames
Schedule 1.01(b)  Description of Know-How
Schedule 1.01(c)  Regulatory Approvals and Filings
Schedule 1.03     Wiring Instructions to King Pharmaceuticals, Inc.
Schedule 1.04     Inventory and Expiration Dates
Schedule 1.07 Liens, Claims, Charges, Encumbrances and Restrictions on the Assets and the Inventory
Schedule 4.01(k)  Form 483s, Warning Letters, Etc.
Schedule 4.01(n)  Suppliers

EXHIBITS
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Exhibit A - Bill of Sale


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                                    AGREEMENT

         THIS AGREEMENT, is dated and entered into as of January 8, 2001 (this "Agreement"), between NOVAVAX, INC., a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at 8320 Guilford Road, Columbia MD 21046 ("NOVAVAX") and KING PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Tennessee, having a principal place of business at 501 Fifth Street, Bristol, Tennessee 37620 ("KING").

                              W I T N E S S E T H:

         WHEREAS, KING desires to sell to NOVAVAX, and NOVAVAX desires to purchase from KING, certain assets relating to KING's pharmaceutical products in the Territory (as hereinafter defined) marketed under the tradename AVC(TM) listed on SCHEDULE 1 attached hereto (collectively, the "Product" or "Products"), on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, KING and NOVAVAX hereby covenant, contract, and agree as follows:

                                   ARTICLE 1

                     CONVEYANCE OF ASSETS; OTHER AGREEMENTS

         1.01 ASSETS TO BE CONVEYED.

         On the Closing Date (as defined below), and subject to the terms and conditions of this Agreement (including, without limitation, the provisions of SECTION 1.08 hereof), KING will sell, assign, convey, transfer, and deliver to NOVAVAX, and NOVAVAX will purchase and accept from KING, the following:

         (a) All of KING's right, title, and interest in the United States of America, its territories and possessions (the "Territory"), in and to the tradename set forth on SCHEDULE 1.01(a) attached hereto (the "Tradename"), together with the goodwill of the business symbolized by the Tradename in the Territory;

         (b) The know-how set forth on SCHEDULE 1.01(b) attached hereto relating to the production, manufacturing, packaging, release, validation, and stability of the Products for use by NOVAVAX in the Territory (the "Know-How");

         (c) Subject to the provisions of SECTION 3.06 hereof, all of KING's right, title, and interest in the Territory in and to the new drug application for the Product set forth on SCHEDULE 1.01(c) attached hereto (the "NDA"), including supplements, records, and reports that are required to be kept under 21 C.F.R. ss. 314.81 (or under any comparable regulation applicable


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to an abbreviated antibiotic drug application), whether issued or pending together with correspondence to or from the United States Food and Drug Administration (the "FDA") which relates exclusively to the Product; and

         (d) The tradedress, if any, associated with the Products in the Territory, excluding any corporate or division name of KING or any of its Affiliates (as defined below), any logo of KING or its Affiliates, and any tradename (other than the Tradename) of KING or any of its Affiliates (the "Tradedress").

         All of the assets described in Sections 1.01(a) - (d) are hereinafter sometimes referred to collectively as the "Assets."

         1.02 PURCHASE PRICE.

         The purchase price for the Assets (the "Purchase Price") shall be Three Million Three Hundred Thirty-Two Thousand Dollars ($3,332,000).

         1.03 PAYMENT.

         The Purchase Price shall be paid to KING by NOVAVAX by wire transfer of immediately available funds to the account specified in SCHEDULE 1.03 attached hereto at the Closing (as defined below).

         1.04 EXISTING INVENTORY OF PRODUCTS.

         On the Closing Date, KING will sell, assign, convey, and transfer to NOVAVAX, and NOVAVAX will purchase and accept from KING, all of KING's finished goods inventory of the Products with expiration dates more than nine (9) months from the Closing Date, as set forth on SCHEDULE 1.04 attached hereto (the "Inventory"). The purchase price for the Inventory shall be equal to the book value of the Inventory as of the Closing Date, as reflected on KING's books and records, and shall be paid by NOVAVAX to KING ten (10) days after the Closing by wire transfer of immediately available funds to the account specified in
SCHEDULE 1.03. KING will complete shipping of the Inventory within ten (10) business days after the Closing Date. All Inventory will be shipped at NOVAVAX's expense to NOVAVAX's facilities in Maryland Heights, Missouri or such other locations as the parties may mutually agree via a carrier designated by NOVAVAX. KING shall bear the risk of loss to the Inventory until the Inventory has been delivered to the carrier designated by NOVAVAX. Thereafter NOVAVAX shall bear the risk of loss to the Inventory. KING will provide to NOVAVAX within ten (10) days of shipment of the Inventory, KING's standard certificate of analysis for each batch of Product shipped.

         1.05 CLOSING.

         The closing of the transactions provided for in this Agreement (the "Closing") shall take place on January 8, 2001, or on such other date as KING and NOVAVAX may agree in writing



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(the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro
Drive, Suite 1100, McLean, Virginia 22102.

         1.06 DELIVERY OF DOCUMENTS.

         (a) Subject to the terms and conditions of this Agreement, KING will deliver to NOVAVAX at the Closing (unless otherwise specified):

                  (i) An executed irrevocable bill of sale in the form of EXHIBIT A hereto (the "Bill of Sale");

                  (ii) Copies of the materials comprising the Know-How described on SCHEDULE 1.01(B), all in accordance with a time frame and in a manner reasonably acceptable to the parties, but in no event later than thirty (30) business days after the Closing Date;

                  (iv) A complete copy of the NDA and other materials described in Section 1.01(c), all in accordance with a time frame and in a manner reasonably acceptable to the parties, but in no event later than thirty (30) business days after the Closing Date;

                  (v) A copy of the information required by the FDA pursuant to 21 C.F.R. ss. 314.72 to effect transfer of the NDA from KING to NOVAVAX;

                  (vi) An executed copy of the Supply Agreement (as defined below); and

                  (vii) A copy of the FDA Annual Reports and Adverse Event Report (both as defined below).

         (b) Subject to the terms and conditions of this Agreement, NOVAVAX will deliver to KING at the Closing:

                  (i) The Purchase Price; and

                  (ii) A copy of the information required by the FDA pursuant to 21 C.F.R. ss. 314.72 to effect transfer of the NDA from KING to NOVAVAX.

         1.07 CONVEYANCE OF ASSETS AND INVENTORY.

         KING agrees to transfer and convey the Assets and the Inventory to NOVAVAX free and clear of all liens, claims, charges, encumbrances, or restrictions, except as specifically described on SCHEDULE 1.07 attached hereto.

         1.08 SCOPE OF NOVAVAX'S RIGHTS.

         (A) NOVAVAX hereby acknowledges and agrees that, notwithstanding anything to the contrary set forth in this Agreement: (i) KING shall at all times be permitted to, and shall retain all know-how and other rights necessary to enable KING to, manufacture and market in and outside the Territory, and sell and distribute outside the Territory, the Products and any one



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or more pharmaceutical products that are equivalent or substantially equivalent to the Products; (ii) KING shall retain all know-how and rights necessary for KING to manufacture, market, sell and distribute all pharmaceutical products other than the Products; (iii) KING and its Affiliates shall at all times be permitted to, and shall retain all know-how and other rights necessary to enable KING to, ship, deliver and distribute the Products to other parties within the Territory for purposes of having such other parties distribute the Products outside the Territory; (iv) neither NOVAVAX nor its Affiliates shall interfere with, or have the right to prohibit, the development, manufacture, sale, or distribution of the Products outside the Territory; (v) NOVAVAX will acquire no right, title, or interest whatsoever in any property or assets of KING or any of KING's Affiliates except as expressly set forth in this Agreement, including no right, title, or interest to any property or assets outside the Territory; (vi) neither NOVAVAX nor its Affiliates shall use or disclose the Know-How outside of the Territory; (vii) neither NOVAVAX nor its Affiliates shall manufacture, market, distribute, or sell any of the Products outside of the Territory or knowingly cause the Products to be manufactured, marketed, distributed, or sold outside the Territory; and (viii) neither NOVAVAX nor its Affiliates shall market, distribute or sell any of the Products inside the Territory to any person or entity which it knows or has any reason to suspect will market, sell or distribute the Product outside the Territory.

         (b) NOVAVAX acknowledges and agrees that KING and its Affiliates shall be entitled to use the Tradename and the Know-How after Closing to the extent necessary to fulfill KING's obligations hereunder, under the Supply Agreement, under applicable laws or regulations and in connection with the exercise of the rights reserved by KING and its Affiliates described in SECTION 1.08(a).

         (c) KING acknowledges and agrees that: (i) for a period of five (5) years from the Closing Date, except as provided in the Supply Agreement and except in connection with the exercise of the rights reserved by KING and its Affiliates described in SECTION 1.08(a), KING shall not, and shall not permit any of its Affiliates to, sell, produce, manufacture, market, or distribute in the Territory any identical product ("Identical Products") or any Products; (ii) other than for purposes of sales of Products or Identical Products outside the Territory neither KING nor its Affiliates shall knowingly cause the Products or any Identical Products to be manufactured, marketed, distributed, or sold inside the Territory to any person or entity other than NOVAVAX or its Affiliates; and
(iii) other than for purposes of sales of Products or Identical Products outside the Territory, KING agrees that neither KING nor its Affiliates shall use or disclose the Know-How inside the Territory. This Section 1.08(c) shall not apply to any products produced, sold, manufactured, marketed, or distributed by any business (or any portion thereof), person, or group of persons, which is acquired by, or which acquires, or which forms a merger with KING or any of its Affiliates (whether through the formation of a new holding company or otherwise), in a single transaction or a series of related transactions provided that such business, person or group of persons sold, manufactured, marketed, or distributed such products prior to such merger or acquisition.

         (d) Nothing in this Section 1.08 shall prohibit (i) the provision by KING or any of its Affiliates of assistance to the purchaser of any manufacturing facility previously owned by KING or any of its Affiliates that is of the type of assistance that is customarily provided by sellers of



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manufacturing facilities to purchasers of such facilities and that relates solely to manufacturing; or (ii) the manufacture by KING or any of its Affiliates of any Identical Products in the Territory for sale or distribution outside the Territory.

         (e) The parties acknowledge that the Inventory purchased under this Agreement and the Products to be supplied under the Supply Agreement may contain packaging and labeling with the names, logos, and trademarks of KING and its Affiliates (the "KING Packaging Materials"). NOVAVAX may distribute such Inventory and Products with the KING Packaging Materials; however, NOVAVAX shall not, and shall have no right to, use such names, logos, or tradenames for any other purpose and NOVAVAX shall acquire no right, title, or interest in or to such names, logos, and tradenames.

         (f) Notwithstanding Section 1.08(e) above, (i) NOVAVAX shall use commercially reasonable efforts to make all necessary arrangements as soon as possible so that NOVAVAX will ship all Products (other than the Inventory) without the use of any KING Packaging Materials, including obtaining all necessary packaging and labeling materials to do so and related regulatory approvals and, in any event, by March 31, 2001, NOVAVAX shall distribute all such Products without the use of any KING Packaging Materials, (ii) if any changes of packaging and labeling described in this subsection (f) render obsolete or unusable any packaging or labeling materials or components acquired by KING for the Products, then NOVAVAX shall purchase from KING at KING's Acquisition Cost (as defined in the Supply Agreement) all such packaging and labeling materials or components rendered obsolete or unusable, and (iii) NOVAVAX will purchase, at its expense, all tooling and/or equipment necessary to package and label the Products without KING Packaging Materials as contemplated by this subsection (f), except the tools, dies, molds, and the like used exclusively in the manufacture of the Products, if any, referenced in Section
1.11 of this Agreement.

         1.09 SUPPLY AGREEMENT.

         Contemporaneously with the execution of this Agreement, KING and NOVAVAX are entering into a supply agreement (the "Supply Agreement") under which KING agrees to supply, and NOVAVAX agrees to purchase, the AVC(TM) Cream Product referenced on SCHEDULE 1 at a purchase price equal to 110% of KING's Cost of Product (as defined in the Supply Agreement), and on the additional terms and conditions more specifically described therein, and which provides for certain other matters. The Supply Agreement shall not govern the AVC(TM) Suppositories referenced on SCHEDULE 1, which may be manufactured and supplied for NOVAVAX by R.P. Scherer or another third party.

         1.10 TAXES.

         NOVAVAX shall be responsible for and shall promptly pay all federal, state, and local transfer, sales, and other taxes, if any, levied or imposed as a result of the transactions contemplated by this Agreement, excluding any tax payable on any income or gain of KING.



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         1.11 ASSUMED LIABILITIES.

         NOVAVAX shall not assume or become liable for any obligation or liability of KING pertaining to the Assets or the Products, of any nature whatsoever, fixed or contingent, that arose prior to the Closing Date, including without limitation any undisclosed liabilities, any obligations pursuant to product warranties or product liabilities arising from Products manufactured or shipped prior to the Closing, and any tax liabilities arising from the conduct of business of KING prior to the Closing or imposed upon KING as a result of the transfer of Assets hereunder.

         1.12 ACCESS TO INFORMATION.

         For a period of four (4) years after the Closing, KING agrees to cooperate with NOVAVAX and to grant to NOVAVAX and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon ten (10) days' advance notice, reasonable access to KING's management personnel and to the records relating to the Products (including, without limitation, the NDA) and to permit copying at NOVAVAX's expense of documents relating to the Assets for the purposes of (i) any financial reporting or tax matters (including, without limitation, any financial and tax audits, tax contests, tax examination, preparation of any NOVAVAX tax returns or financial records) relating to the Products; (ii) any claims or litigation involving NOVAVAX and the Assets relating to the Products; (iii) any investigation of NOVAVAX being conducted by any federal, state, or local governmental authority relating to the Products; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement; or (v) any similar or related matter. KING shall maintain all such records and documents in the United States and shall not destroy or dispose of any such records and documents without the prior written consent of NOVAVAX. NOVAVAX shall use its reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section are conducted so as not to interfere with the normal and ordinary operation of KING's business. NOVAVAX acknowledges that the records and documents made available to NOVAVAX by KING shall be governed by the Disclosure Agreement (as defined in Section 6.13 hereto).

                                    ARTICLE 2

                     ACCOUNTS RECEIVABLE AND RETURNED GOODS

         2.01 PRE-CLOSING ACCOUNTS RECEIVABLE.

         KING and NOVAVAX agree that any accounts receivable or invoices arising out of sales of the Products by or on behalf of KING on or prior to 11:59 p.m. (E.S.T.) on the Closing Date shall inure to the benefit of KING.

         2.02 POST-CLOSING ACCOUNTS RECEIVABLE.

         NOVAVAX and KING agree that any accounts receivable or invoices arising out of sales of the Products by or on behalf of NOVAVAX after 11:59 p.m. (E.S.T.) on the Closing Date shall inure to the benefit of NOVAVAX. Without derogating from the foregoing, KING agrees



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that it shall continue to take orders for the Products for ninety (90) days following the Closing Date. Such orders shall be reported by KING to NOVAVAX promptly after receipt and in no event more than two (2) business days after such orders are received. KING and NOVAVAX agree to determine promptly after the Closing a mutually agreeable reporting procedure to communicate the information required by this Section 2.02.

         2.03 RETURNED GOODS.

         Except as otherwise expressly set forth below and subject to NOVAVAX's timely compliance with its obligations set forth in this Section 2.03, KING and NOVAVAX agree that during the six (6) month period immediately following the Closing Date, KING shall be responsible for handling returns of all Products that were sold by KING prior to the Closing Date and that are returned by customers for credit for other KING products after the Closing Date. KING shall handle such returns during such period in accordance with its then applicable returned goods policy. NOVAVAX agrees to provide KING with any information reasonably requested by KING from time to time regarding NOVAVAX's selling prices for the Products in order to assist KING in its determination of the reimbursement prices for returned Products. Such information shall be provided by NOVAVAX to KING promptly, and in any event within ten (10) days after KING's written request therefor. In the event that during such six (6) month period any returns are delivered to NOVAVAX, such returns shall be shipped by NOVAVAX to KING and KING shall reimburse NOVAVAX for the shipping costs incurred.

         2.04 CONTINGENT PAYMENT.

         Two Million Dollars ($2,000,000) of the Purchase Price shall be received by KING as contingent payment (the "Contingent Payment") pending confirmation of aggregate, consolidated Net Sales (as defined below) of the Products in each of the calendar years 2001 through 2004 totaling not less than Eight Hundred Fifty Thousand Dollars ($850,000) per calendar year (for each of the relevant calendar years, the "Sales Target"), and such Contingent Payment shall be subject to pro rata reduction for Net Sales of Products below the Sales Target for each of the relevant calendar years. Notwithstanding the foregoing, the full Purchase Price, including the Contingent Payment, shall be retained by KING with no refund of the Contingent Payment if NOVAVAX fails to use commercially reasonable efforts to promote and sell the Products. If the immediately preceding sentence does not apply, then KING shall pay to NOVAVAX, within thirty (30) days after receiving from NOVAVAX's chief financial officer a certificate as to the aforesaid Net Sales during the applicable calendar years, a payment in the amount of twenty-five percent (25%) of the Contingent Payment if the Sales Target for a particular calendar year is not achieved, or such portion of such twenty-five percent (25%) of the Contingent Payment as shall reflect a pro rata reduction for consolidated Net Sales of Products during each of the relevant calendar years of less than the Sales Target for such calendar year. For purposes of this Agreement, Net Sales shall mean all gross revenue actually received by a party from sales of the Products, less (a) credits for refunds and returns, including returns for stock balancing purposes, (b) sales, use and similar taxes billed by such party to its customers and required to be paid to the appropriate taxing authorities by such party; (c) discounts, allowances and commissions paid or



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allowed by a party on sales of the Products, and (d) amounts paid by such party and billed through to such party's customers for insurance, shipping and similar charges.

                                    ARTICLE 3

                               REGULATORY MATTERS

         3.01 FILINGS WITH FDA REGARDING TRANSFER OF NDAS.

         At the Closing, the parties shall file with the FDA the information required pursuant to 21 C.F.R. ss. 314.72, or any successor regulation thereto, regarding the transfer of the NDAs from KING to NOVAVAX. KING shall file the information required of a former owner, and NOVAVAX shall file the information required of a new owner. The parties also agree to use their reasonable best efforts to take any and all other actions required by the FDA, or other necessary governmental agencies, if any, to effect the transfer of the NDA from KING to NOVAVAX. KING may retain an archival copy of the NDA, including supplements and records that are required to be kept under 21 C.F.R. ss. 314.81, and KING shall treat such archived copies as Confidential Information (as defined in the Supply Agreement) of NOVAVAX and disclosure of such information shall be governed by the Supply Agreement.

         3.02 RESPONSIBILITY FOR THE PRODUCTS.

         (a) After the Closing and in the Territory, NOVAVAX shall assume all regulatory responsibilities permitted by applicable laws and regulations to be assumed by NOVAVAX, reporting and otherwise, in connection with the Products and the NDA including, but not limited to, responsibility for reporting any adverse drug experiences in connection with the Products, and responsibility for compliance with all laws and regulations, including the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

         (b) NOVAVAX and its Affiliates agree promptly to submit to KING all adverse drug experience information or customer complaints brought to the attention of NOVAVAX or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. KING and its Affiliates agree promptly to submit to NOVAVAX all adverse drug experience information or customer complaints brought to the attention of KING or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. NOVAVAX and KING agree to determine promptly after Closing a mutually agreeable reporting procedure to communicate the information required by this Section 3.02(b).

          (c) After the Closing, NOVAVAX shall assume all responsibility for any and all FDA fee obligations for holders or owners of approved New Drug Applications and approved, marketed prescription drug products relating to the Products, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.



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         (d) Promptly after the Closing, NOVAVAX shall submit a "Changes Being
Effected in Thirty Days" filing ("CBE 30") with the FDA to request FDA permission for KING to manufacture and distribute the Products at its facility in Bristol, Tennessee, or at the facility of one of its Affiliates. KING shall provide NOVAVAX with all information necessary to submit such CBE 30.

         (e) Promptly after the Closing, NOVAVAX shall take all actions necessary or required under applicable laws, rules, and regulations, to reflect that the Assets are owned by NOVAVAX and that NOVAVAX has responsibility therefor.

         (f) After the Closing, KING shall direct all complaints or inquiries concerning the Products in the Territory to NOVAVAX to the attention of Medical Affairs Department, at facsimile number (301) 854-3902.

         3.03 FDA ANNUAL REPORTS AND ADVERSE EVENT REPORT.

         At the Closing, KING shall provide NOVAVAX with (i) a copy of the annual reports provided by KING to the FDA for the calendar years 1999 and 2000 (the "FDA Annual Reports") and (ii) a report listing in reasonable detail any and all adverse drug experiences and/or customer complaints brought to the attention of KING or its Affiliates in respect of the Products during the twelve
(12) month period prior to the Closing Date, as well as any material events and matters concerning or affecting the safety or efficacy of the Products known to KING or its Affiliates prior to the Closing Date (the "Adverse Events Report").

         3.04 REGULATORY AND MEDICAL AFFAIRS.

         Upon the reasonable request of NOVAVAX, KING agrees to provide NOVAVAX with services relating to medical and regulatory affairs concerning the Products, at NOVAVAX's expense, for six (6) months following the Closing Date, the cost and nature of which shall be mutually agreed upon by the parties.

         3.05 REBATES FOR AMOUNTS PAID UNDER GOVERNMENT PROGRAMS.

         NOVAVAX shall reimburse KING for all rebates KING is obligated to pay pursuant to any government rebate program for amounts charged to KING's NDC codes for the Products with respect to sales of the Products from one hundred twenty (120) days after the Closing Date. All payments due under this Section
3.05 shall be made promptly to KING upon submission to NOVAVAX of invoices that describe the requested payments in reasonable detail. NOVAVAX shall obtain new NDC codes for the Products as soon as practicable after the Closing Date. In the event NOVAVAX disputes an amount owed under a government rebate program, KING shall provide to NOVAVAX copies of any documents and records evidencing original rebate claims and any resubmissions of such claims and data relating to unit rebate calculations in order to enable NOVAVAX to resolve such disputed amount.




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         3.06 NON-TERRITORY NEW DRUG APPLICATIONS AND SALES.

         After the Closing, NOVAVAX agrees to cooperate with KING and permit KING to use the NDA to the extent necessary, useful or helpful in support of (a) any new drug applications or similar regulatory filings made by KING and/or its Affiliates outside the Territory and (ii) and sales by KING and its Affiliates of the Products outside the Territory.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.01 REPRESENTATIONS AND WARRANTIES OF KING.

         KING makes the following representations and warranties. The phrase "to the knowledge of KING" or any substantially equivalent phrase, as used in this
Article 4, shall mean to the actual knowledge of officers and directors of KING after reasonable inquiry.

         (a) ORGANIZATION AND STANDING. KING is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

         (b) POWER AND AUTHORITY. KING has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement and of the other agreements and instruments to be executed and delivered by KING pursuant hereto do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms, conditions and provisions hereof and thereof will not, violate or conflict with any provisions of KING's Articles of Incorporation, Bylaws, any law or regulation applicable to KING, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which KING is a party or by which KING is bound or constitute a default thereunder or result in the creation or acceleration of any lien, charge, security interest, or other encumbrance of any nature whatsoever on the Assets.

         (c) CORPORATE ACTION; BINDING EFFECT. KING has duly and properly taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement, the Bill of Sale and the Supply Agreement (collectively, the Bill of Sale and the Supply Agreement are referred to herein as the "Collateral Agreements"), and the other instruments to be executed and delivered by it pursuant hereto and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by KING and constitutes, and the Collateral Agreements and the other instruments contemplated hereby and thereby when duly executed and delivered by KING will constitute, legal, valid, and binding obligations of KING enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws relating to or affecting generally the enforcement of creditors' rights and by general principles of equity.

         (d) CONSENTS. No consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a party to this Agreement is required or necessary to be obtained by KING or on its behalf in connection with the execution, delivery, and performance of this Agreement or the Collateral Agreements or to consummate the transactions contemplated hereby or thereby, except as contemplated by Section 3.01 hereof. No consent of any person who is a party to a contract or other agreement with respect to the manufacturing and sale of the Products is required to be obtained on the part of KING to consummate the transactions contemplated by this Agreement or the Collateral Agreements and to continue the manufacture and sale of the Products as previously conducted by KING.

         (e) OWNERSHIP OF ASSETS. KING is the owner of, and as such has full right, title and interest in and to, the Assets described in Sections 1.01(a), 1.01(c), and 1.01(d) and, to KING's knowledge, the Assets described in Section 1.01(b), free and clear of all liens, claims, charges, or encumbrances, except for liens for taxes not yet due and payable and except as described on SCHEDULE
1.07 attached hereto.

         (f) LITIGATION OR DISPUTES. Except as disclosed in SCHEDULE 4.01(f) attached hereto, there is no claim, outstanding commitment to any governmental regulatory agency, action, suit, proceeding, investigation, or arbitration pending or, to KING's knowledge, threatened against KING relating to the Assets and, to KING's knowledge, no event has occurred nor does any condition exist on the basis of which any such proceeding would reasonably be expected to be instituted with any substantial chance of recovery, and KING is not in violation of or in default with respect to any applicable law, rule, regulation, judgment, order, writ, injunction, award, or decree of any arbitrator, court, or administrative body, the result of any of which, either individually or cumulatively, would have a materially adverse effect on the Assets in the Territory or KING's compliance with and performance under the terms of this Agreement or the Collateral Agreements.

         (g) TRADENAMES; INTELLECTUAL PROPERTY. SCHEDULE 1.01(a) attached hereto is a true and correct list of all tradenames owned by KING and used by KING in the manufacture, marketing, and sale of the Product in the Territory. There are no registered trademarks used or held by KING for use in connection with or otherwise necessary for the conduct of KING's business as now conducted for the Products in the Territory. KING has good right to use the Know-How, Tradenames and Tradedress in the Territory without infringing on the rights of any third party. KING owns no patents necessary for the conduct of KING's business as now conducted for the Products in the Territory. To KING's knowledge, KING is not infringing on or violating in any material respect any patent, trademark, service mark, tradename or copyright of any third party with respect to the Assets, and KING has not received any notice of any claim that any of the Assets infringe on any property rights of any other party. There is no claim, action, suit, or proceeding, pending or, to KING's knowledge, threatened alleging that the use by KING or its Affiliates of the Tradename, Tradedress or the Know-How infringes any patents or other intellectual property rights of third parties. KING has not executed or granted to any

Affiliate or any third party in the Territory any license, sublicense, or contract covering the Know-How, the Tradedress or the Tradenames.

         (h) COMPLIANCE WITH LAW AND NECESSARY PERMITS. KING has conducted its operations in connection with the manufacture and sale of the Products in material compliance with all applicable federal, state, and local laws and regulations, including FDA regulations, and KING has not received written notice of a violation or alleged violation of any such law or regulation. KING possesses all material approvals, consents, licenses, and permits ("Necessary Permits") required for the conduct of its business as now conducted for the Products or as will be necessary to perform its obligations under the Supply Agreement. All such Necessary Permits possessed by KING are in full force and effect and (i) to KING's knowledge no suspension or cancellation of any Necessary Permit is threatened (ii) there is no reason to believe that on expiration any Necessary Permit will not be renewed, and (iii) none of the Necessary Permits will be materially adversely affected by the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

         (i) WARRANTY AND DISCLAIMER OF WARRANTIES. KING warrants that the Inventory was manufactured in accordance with the applicable specifications for the Products and in accordance with current good manufacturing practices in effect at the time of manufacture. KING further warrants that the Inventory, when delivered to NOVAVAX, will not be (i) adulterated or misbranded by KING within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended (the "FD&C Act") or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act. Set forth on SCHEDULE 1.04 attached hereto is a list accurate in all material respects of the expiration dates of the Inventory. WITH RESPECT TO THE INVENTORY, KING MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND SPECIFICALLY MAKES NO WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE.

         (j) RECALLS OR WITHDRAWALS. During the period commencing on January 1, 2000, and ending on the date hereof, there have been no: (i) Products which have been recalled or withdrawn by KING or its Affiliates in the Territory (whether voluntarily or otherwise) or (ii) proceedings in the Territory brought against KING or its Affiliates (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, or seizure of any of the Products or seeking to enjoin KING or any of its Affiliates from distributing such Products.

         (k) FACILITIES AND MANUFACTURING. Except as set forth on SCHEDULE 4.01(k) attached hereto, and only to the extent it could have a material adverse effect on the Assets or KING's performance hereunder or under any of the Collateral Agreements, during the period commencing on January 1, 2000, and ending on the date hereof, with respect only to the Products, neither KING nor its Affiliates have received or been subject to: (i) any FDA Form 483's relative to the Products; (ii) any FDA Notices of Adverse Findings relative to the Products; or (iii) warning letters or other correspondence from the FDA or any other governmental officials or agencies concerning the Products in which the FDA or other such governmental officials or agencies asserted that or questioned whether the operations of KING were not in compliance with applicable law, regulations, rules, or guidelines.

         (l) CONDUCT OF BUSINESS. Since January 1, 2000, KING has conducted its business relating to the Products in the ordinary course of its business in all material respects.

         (m) ABSENCE OF UNDISCLOSED LIABILITIES. To KING's knowledge, KING has no liabilities with respect to the Products or the Assets of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that will become the obligation of NOVAVAX as a consequence of the transactions contemplated by this Agreement or the Collateral Agreements, except for liabilities contemplated by the terms of this Agreement and the Collateral Agreements.

         (n) SUPPLIERS. SCHEDULE 4.01(n) lists all suppliers to which KING made payments during calendar year 2000, or expects to make payments in relation to the Products during calendar year 2001, in excess of $5,000. KING has no information which might reasonably indicate that any of the suppliers listed on
SCHEDULE 4.01(n) intend to cease selling to or dealing with KING or the manufacturer of the Products, nor has any information been brought to KING's attention which might reasonably lead it to believe any such supplier intends to alter in any material respect the amount of such sales or the extent of dealings in relation to the Products or would alter in any material respect such sales or dealings in the event of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements; PROVIDED, HOWEVER, that NOVAVAX acknowledges and agrees that there currently exists no agreement for the manufacture or packaging of the AVC(TM) Suppositories referenced on SCHEDULE 1 and that there can be no assurances regarding the success or timeliness of the filing of the CBE 30 or the FDA's response thereto, and that any inquiry or request by the FDA related to the CBE 30 for the AVC(TM) Cream could cause a delay or interruption of supply of the Products. Except as provided in the immediately preceding sentence, KING has no information which might reasonably indicate, nor has any information been brought to KING's attention which might reasonably lead it to believe that any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by KING.

         4.02 REPRESENTATIONS AND WARRANTIES OF NOVAVAX.

         NOVAVAX represents and warrants to KING as follows:

         (a) ORGANIZATION AND STANDING. NOVAVAX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) POWER AND AUTHORITY. NOVAVAX has all requisite corporate power and authority to execute, deliver, and perform this Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement by NOVAVAX do not, and the consummation of the transactions contemplated hereby will not, violate any provision of NOVAVAX's Certificate of Incorporation, Bylaws, any law or regulation applicable to NOVAVAX, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which NOVAVAX is a party or by which NOVAVAX is bound.

         (c) CORPORATE ACTION; BINDING EFFECT. NOVAVAX has duly and properly taken all action required by law, its Certificate of Incorporation, its Bylaws, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement and the other instruments to be executed by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by NOVAVAX and constitutes, and the other instruments contemplated hereby when duly executed and delivered by NOVAVAX will constitute, legal, valid, and binding obligations of NOVAVAX enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

         (d) ACCESS TO INFORMATION. For a period of four (4) years after the Closing, NOVAVAX agrees to cooperate with KING and to grant to KING and its employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon ten (10) days' advance notice, reasonable access to NOVAVAX's management personnel and to the records relating to the Products during the period the Assets were owned by KING (including, without limitation, the NDA) and to permit copying at KING's expense of documents relating to the Assets during the period the Assets were owned by KING for the purposes of (i) any financial reporting or tax matters (including, without limitation, any financial and tax audits, tax contests, tax examination, preparation of any KING tax returns or financial records) relating to the Product; (ii) any claims or litigation involving KING and the Assets relating to the Product; (iii) any investigation of KING being conducted by any federal, state, or local governmental authority relating to the Product; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement; or (v) any similar or related matter. NOVAVAX shall maintain all such records and documents in the United States and shall not destroy or dispose of any such records and documents without the prior written consent of KING. KING shall use its reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section are conducted so as not to interfere with the normal and ordinary operation of NOVAVAX's business. KING acknowledges that the records and documents made available to KING by NOVAVAX shall be governed by the Confidentiality Agreement (as defined in Section 6.13 hereto). Any employees, attorneys, accountants, officers, representatives, or agents of KING which access such information on KING's behalf pursuant to this
Section 4.02(d) shall be bound by obligations of confidentiality not to disclose such information substantially similar in form and substance to the confidentiality obligations of KING set forth in the Confidentiality Agreement.

         (e) CONSENTS. No consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a party to this Agreement is required or necessary to be obtained by NOVAVAX or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby, except as contemplated by Section 3.01 hereof.

         4.03 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations, warranties, and indemnities of the parties hereto contained in this Article 4 and in Article 5 shall survive the Closing Date for a period equal to one (1) year, except that Section 4.01(e) (Ownership of Assets) and indemnification with respect thereto shall survive the Closing Date for a period equal to two (2) years.

         4.04 CERTAIN LIMITATIONS.

         (a) KING does not make any representation or warranty as to the business prospects of the Products. NOVAVAX has conducted its own thorough due diligence review and analysis, as it deemed necessary and appropriate of the Assets and of the business prospects of the Products. NOVAVAX is not relying on any representations or warranties from KING as to the business prospects of the Products or any other representations or warranties, except as expressly set forth herein.

         (b) NOVAVAX acknowledges and agrees that KING does not manufacture, package or test the Products and is dependent upon third parties for manufacturing, packaging and testing of the Products. NOVAVAX acknowledges and agrees that KING does not guarantee or warrant that any such third party will continue to manufacture, package or test the Products and/or supply the Products to KING. NOVAVAX acknowledges and agrees that there is no guarantee of a continued or uninterrupted supply of Products. NOVAVAX acknowledges and agrees that it is purchasing the Products subject to the foregoing limitations. KING and NOVAVAX agree to cooperate with each other in connection with the negotiation of any manufacturing, packaging, testing or supply arrangements for the Products.

         (c) NOVAVAX acknowledges and agrees that KING neither manufactures, packages or tests nor has a contract with a third party to have manufactured, packaged or tested the AVC(TM) Suppositories referenced in SCHEDULE 1. NOVAVAX acknowledges and agrees that NOVAVAX shall be solely responsible for contracting with R.P. Scherer or other third parties to obtain the manufacturing, packaging and testing of such AVC(TM) Suppositories.

                                    ARTICLE 5

                                 INDEMNIFICATION

         5.01 INDEMNIFICATION BY KING.

         (a) KING shall indemnify, defend, and hold harmless NOVAVAX from and against and compensate NOVAVAX for any and all demands, claims, actions, causes of action, assessments, judgments, deficiencies, damage, loss, liability, and expense of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Indemnified Amounts") arising out of, in whole or in part, (i) any misrepresentation or breach of representation, warranty, covenant, or agreement made or to be performed by KING or any non-fulfillment of any obligation of KING pursuant to this Agreement or the Collateral Agreements; (ii) any claim (including, without limitation, a claim based on contract, warranty or tort) arising out of the design, assembly, processing, manufacture, or sale of any Product sold and/or manufactured on or prior to the Closing Date or any services rendered by or on behalf of KING in respect of the Products on or prior to the Closing Date; (iii) any federal, state, local or other tax liability, or any assessment in the nature of any tax, including interest and penalties thereon, with respect to any fiscal period of KING or portion thereof on or prior to the Closing Date or arising out of the sale of the Products or the Assets on or prior to Closing; (iv) the litigation, if any, disclosed on SCHEDULE 4.01(f) hereto and all related proceedings; and (v) any liability not specifically and expressly assumed by NOVAVAX, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, control, manufacture or sale of the Products or any of the Assets or any other state of facts which existed at or prior to Closing.

         (b) In the event of indemnification by KING pursuant to Section 5.01(a)(i), KING shall not have any obligation to indemnify NOVAVAX from and against any Indemnified Amounts: (i) until NOVAVAX has incurred Indemnified Amounts in excess of a One Hundred Thousand Dollar ($100,000) threshold (after which point KING will be obligated to indemnify NOVAVAX from and against all Indemnified Amounts) or thereafter, and (ii) to the extent the Indemnified Amounts NOVAVAX has incurred exceed a One Million Dollar ($1,000,000) aggregate ceiling (after which point KING will have no obligation to indemnify NOVAVAX from and against further such Indemnified Amounts).

         (c) KING shall not be liable under this Section 5.01 for any settlement effected without its consent of any claim, litigation, or proceeding in respect of which indemnity may be sought hereunder, which consent shall not unreasonably be withheld.

         5.02 INDEMNIFICATION BY NOVAVAX.

         (a) NOVAVAX shall indemnify, defend, and hold harmless KING from and against any and all Indemnified Amounts arising out of, in whole or in part, (i) any misrepresentation or breach of representation, warranty, covenant, or agreement made or to be performed by NOVAVAX or any non-fulfillment of any obligation of NOVAVAX pursuant to this Agreement or the Collateral Agreements;
(ii) any claim (including, without limitation, a claim based on contract, warranty or tort) arising out of the design, assembly, processing, manufacture, or sale of any Product sold and/or manufactured after the Closing Date or any services rendered by or on behalf of NOVAVAX in respect of the Products after the Closing Date; (iii) any federal, state, local or other tax liability, or any assessment in the nature of any tax, including interest and penalties thereon, with respect to any fiscal period of NOVAVAX or portion thereof after the Closing Date or arising out of the sale of the Products or the Assets after the Closing Date; and (iv) any liability not specifically and expressly assumed by KING, whether or not known or asserted after the Closing Date, relating to or arising from the ownership, control, manufacture or sale of the Products or any of the Assets or any other state of facts which existed after the Closing Date; PROVIDED, HOWEVER, that NOVAVAX shall not have any obligation to indemnify KING from and against any Indemnified Amounts: (i) until KING has incurred Indemnified Amounts in excess of a One Hundred Thousand Dollar ($100,000) threshold (after which point NOVAVAX will be obligated to indemnify KING from and against all Indemnified Amounts) or thereafter, and (ii) to the extent the Indemnified Amounts KING has incurred exceed a One

Million Dollar ($1,000,000) aggregate ceiling (after which point NOVAVAX will have no obligation to indemnify KING from and against further such Indemnified Amounts).

         (b) NOVAVAX shall not be liable under this Section 5.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not unreasonably be withheld.

         5.03 PAYMENTS.

         All amounts payable under this Article 5 shall be paid promptly after receipt by the indemnifying party of written notice from the indemnified party stating that such Indemnified Amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment; provided, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying party to the indemnified party.

         5.04 CONDUCT OF LITIGATION.

         Each party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof, to the party from whom indemnity shall be sought hereunder; PROVIDED, HOWEVER, that the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure. Each indemnifying party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying party, which counsel may be any counsel reasonably satisfactory to the indemnified party against whom such claim is asserted or who shall be the defendant in such action, and such indemnified party shall bear all fees and expenses of any additional counsel retained by it or them. The indemnifying party shall provide the indemnified person with such additional information and opportunity for consultation as may reasonably be requested by it. The indemnified person shall render all assistance as the indemnifying party shall reasonably request in the defense of any such action. Notwithstanding the foregoing, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying parties, and the indemnified party shall have been advised by counsel that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of such action or that there are legal defenses available to such indemnified party different from or in addition to those available to the indemnifying party, then counsel for the indemnified party shall be entitled, if the indemnified party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party, at the expense of the indemnifying party, if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action. If the indemnifying party shall elect not to assume the defense of such claim or action, such indemnifying party shall reimburse such indemnified party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified party in respect of such claim or action if it is determined by agreement of the indemnifying party and the indemnified party or by a court of competent jurisdiction that the indemnified party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; PROVIDED, HOWEVER, that no such claim or action shall be settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.01 ENTIRE AGREEMENT.

         This Agreement and the Collateral Agreements constitute the entire agreement between KING and NOVAVAX with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement or any provision hereof cannot be amended, changed, supplemented, or waived except in a writing signed by each of the parties hereto.

         6.02 COUNTERPARTS.

         This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

         6.03 BROKERAGE AND OTHER COMMISSIONS.

         KING and NOVAVAX each represent and warrant to the other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by each directly with the other without intervention of any broker, finder, or other intermediary and that, subject to the provisions of
Article 5, each indemnifies the other and holds it harmless against any claim against the other for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereby by any person claiming to have been engaged as a broker or finder by the indemnifying party.

         6.04 NOTICES.

         All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by: (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with the original promptly sent in any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party's address set forth below, or at such other address as may from time to time be furnished by similar notice by either party.

         If to KING:       King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee 37620
                           Attn:  Chief Executive Officer
                           Facsimile: (423) 989-8006

                           With a copy to:

                           King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee  37620
                           Attention:  Legal Department
                           Facsimile:  (423) 989-6282

         If to NOVAVAX:    Novavax, Inc.
                           8320 Guilford Road
                           Columbia, Maryland 21046
                           Attention: Chief Executive Officer
                           Facsimile:  (301) 854-3902

                           With a copy to:

                           White & McDermott, P.C.
                           65 William Street
                           Wellesley, Massachusetts 02481
                           Attn:  David A. White
                           Facsimile:  (781) 237-8120


         Any such notice or communication shall be effective upon such personal delivery or delivery to such courier, upon transmission by facsimile, or three
(3) days after it is sent by such registered or certified mail, as the case may be. Copies shall be sent in the same manner as originals.

         6.05 ASSIGNMENT.

         Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; PROVIDED, HOWEVER, that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation under this Agreement.

         6.06 GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ALL RESPECTS UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         6.07 HEADINGS.

         The table of contents and all headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         6.08 EXPENSES.

         All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.09 SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         6.10 AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

         KING and NOVAVAX each agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         6.11 NO IMPLIED WAIVER.

         No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights and remedies granted herein shall be cumulative and in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         6.12 FORCE MAJEURE.

         Any delay in the performance of any of the obligations of either party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay is due to: acts of God, weather, fire, explosion; invasion, riot or other civil unrest; governmental laws, orders, restrictions, actions, embargoes or blockades; national or regional emergency, injunction, strikes, lock-outs, labor trouble or other industrial disturbances; inability to obtain or interruption of materials, labor, containers, fuel or transportation; or any other cause beyond the control of the affected party. The party so affected shall give prompt notice to the other party of such cause and shall use its reasonable efforts to relieve the effect of such cause as rapidly as possible.

         6.13 CONFIDENTIALITY.

         KING and NOVAVAX have entered into a Confidentiality Agreement dated as of September 1, 2000 (the "Confidentiality Agreement").

         6.14 RELATIONSHIP.

         Nothing in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between NOVAVAX and KING.

         6.15 SEVERABILITY.

         In case any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         6.16 PRESS RELEASE.

         So long as this Agreement is in effect, neither of the parties hereto, nor their Affiliates, shall issue or cause the dissemination of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other Party which shall not be unreasonably withheld; PROVIDED, HOWEVER, that such consent shall not be required where such release or announcement is required by applicable law or legal process.

         On the Closing Date, the parties shall issue a joint press release regarding the sale of the Assets, and KING shall, in cooperation with NOVAVAX, inform any customer who places a purchase order with KING for the Products that the Assets have been sold to NOVAVAX. As soon as practicable after the Closing, KING shall send to all of its current wholesalers and distributors a letter, in form and substance mutually agreeable to KING and NOVAVAX, on KING letterhead informing them of the sale of the Assets to NOVAVAX.

         6.17 AFFILIATES.

         As used in this Agreement, "Affiliate" shall mean any corporation or non-corporate entity that controls, is controlled by, or is under common control with the party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a)



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

in the absence of the ownership of at least of fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

         6.18 WAIVER OF BULK SALES.

         KING and NOVAVAX waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated herein.

         6.19 EXHIBITS AND SCHEDULES.

         All Exhibits and Schedules referred to herein form an integral part of this Agreement and are incorporated into this Agreement by reference.

         6.20 INTERPRETATION.

         The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                NOVAVAX, INC.



                                By: /s/ John Spears
                                    --------------------------------------------
                                Name: John Spears
                                      ------------------------------------------
                                Title: President and CEO
                                      ------------------------------------------


                                KING PHARMACEUTICALS, INC.



                                By: /s/ R.C. Williams
                                    --------------------------------------------
                                Name: R.C. Williams
                                      ------------------------------------------
                                Title: Vice Chairman -- Strategic Planning
                                      ------------------------------------------

                                    EXHIBIT A

                                  BILL OF SALE

                                   (Attached)

                            IRREVOCABLE BILL OF SALE

         KING PHARMACEUTICALS, INC., a Tennessee corporation having a principal place of business at 501 Fifth Street, Bristol, Tennessee 37620 ("KING"), for good and valuable consideration, the receipt and legal sufficiency of which hereby expressly are acknowledged, does hereby irrevocably sell, convey, assign, and transfer to NOVAVAX, INC., a Delaware corporation having a principal place of business at 8320 Guilford Road, Columbia, Maryland 21046 ("NOVAVAX"), its successors and assigns, right, title and interest, free and clear of all liens, claims, charges, or encumbrances (except as described in Schedule 1.07 of the Purchase Agreement referred to below), in and to the Tradename, the Know-How in the Territory, the NDA in the Territory, the Tradedress in the Territory, and the Inventory in the Territory, each as defined in the Agreement for Purchase and Sale of Assets Relating to AVC(TM) dated as of January 8, 2001 between KING and NOVAVAX (the "Purchase Agreement") and all pursuant to and on the terms and conditions of the Purchase Agreement.

         IN WITNESS WHEREOF, KING has duly executed and delivered this Irrevocable Bill of Sale as of January 8, 2001.


                                KING PHARMACEUTICALS, INC.



                                By:  /s/ R.C. Williams
                                    --------------------------------------------
                                Name:  R.C. Williams
                                      ------------------------------------------
                                Title: Vice Chairman - Strategic Planning
                                      ------------------------------------------